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                                                                      EXHIBIT 15

To the Directors and Shareholders of
  Dean Witter, Discover & Co.:

  We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Dean Witter, Discover & Co. and subsidiaries as of September 30, 1996 and for the three and nine month periods ended September 30, 1996 and 1995, as indicated in our report dated November 13, 1996; because we did not perform an audit, we expressed no opinion on that information.

  We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, is incorporated by reference in the following Registration Statements of Dean Witter, Discover & Co.:

  Filed on Form S-3:
    Registration Statement No. 33-57202
    Registration Statement No. 33-60734
    Registration Statement No. 33-89748
    Registration Statement No. 33-92172
    Registration Statement No. 333-7947

  Filed on Form S-8:
    Registration Statement No. 33-62374
    Registration Statement No. 33-63024
    Registration Statement No. 33-63026
    Registration Statement No. 33-78038
    Registration Statement No. 33-79516
    Registration Statement No. 33-82240
    Registration Statement No. 33-82242
    Registration Statement No. 33-82244
    Registration Statement No. 333-4212

  We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

New York, New York
November 13, 1996